2


               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934

 Date of Report (Date of earliest event reported) July 24, 1996


                     U.S. Robotics Corporation
         (Exact name of registrant as specified in its charter)


         Delaware                 0-25630              36-3994412
(State or other jurisdiction (Commission File No.)  (IRS Employer
 of incorporation)                                Identification No.)

    8100 North McCormick Boulevard
         Skokie, Illinois                              60076
(Address of principal executive offices)             (Zip Code)


                                 (847) 982-5010
              (Registrant's Telephone Number, Including Area Code)



























Item 5.   Other Events
  On July 24, 1996, the Registrant issued a press release announcing its results
of operations for its third quarter, which ended June 30,  1996.   The  press
release is attached as an exhibit.


Item 7.   Financial Statements, Pro Forma Financial Statements and Exhibits


(c)  Exhibits.

         99    Press Release dated July 24, 1996.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              U.S. Robotics Corporation

Date: July 24, 1996           BY: /s/ Mark Remissong
                                  Mark Remissong
                                  Vice President and Chief Financial Officer





FOR IMMEDIATE RELEASE
Contact:  Karen J. Novak
        (Press Only)
        (847) 982-5244
         C. David Hall
        (Investor Relations Only)
        (847) 982-5162


   U.S. ROBOTICS CORPORATION REPORTS RECORD THIRD QUARTER SALES AND EARNINGS;
                     EARNINGS INCREASE 155%;  SALES UP 130%

SKOKIE,  Illinois  -- July 24, 1996 -- U. S. Robotics Corporation
(NASDAQ:USRX) today reported record sales and earnings for its third quarter ended June 30, 1996. All reported figures for earnings per share and weighted average shares outstanding reflect the two-for-one stock splits, both in the form of 100% stock dividends paid in September 1995 and May 1996.

Revenues for the quarter were $546.8 million, an increase of 130% over $237.3 million for the corresponding quarter of the previous year. Net earnings for the third quarter of fiscal 1996 increased 155% to $63.3 million from $24.9 million for the third quarter of fiscal 1995.
Earnings per share for the quarter were $.66, based on 96.6 million weighted average shares outstanding, compared to $.30 on 83.6 million shares for the third quarter of the prior year.

Revenues for the quarter increased $92.3 million, 20% over the $454.5 million reported  for  the  second quarter ended March 31, 1996.  Net earnings for the third quarter increased 23% to $63.3 million, from the $51.6 million posted for the second quarter of fiscal 1996. Earnings per share increased $.11 over the previous quarter's $.55 per share on 94.2 million shares. Revenues for the nine months ended June 30, 1996 were $1,366.1 million, an increase of 129% over $596.0 million for the corresponding period of the previous year. Net earnings for the first nine months of fiscal 1996 increased 185% to $156.5 million, from $54.9 million (excluding non-recurring merger-related costs) for the first nine months of fiscal 1995. Earnings per share for the nine months were $1.65, based upon 95.0 million weighted average shares outstanding, compared to $.68 (excluding non-recurring merger-related costs) on 80.7 million shares for the corresponding period in fiscal 1995. Including the non-recurring merger costs, the company had net earnings of $31.7 million, or $.39 per share for the first nine months of fiscal 1995.

"It was a strong quarter for us," said Casey Cowell, U.S. Robotics Chairman, President and CEO. "Demand for information access devices continued to grow. We have increased our market share in several market segments, both in the United States and abroad. More than ever, customers see their computers as a way to stay connected, and we are delivering products that fill that need."

"A portion of the sales for the June quarter were attributable to our efforts to increase inventories of modem products in our distribution channels," added John McCartney, U.S. Robotics Executive Vice President and Chief Operating Officer. "We did this to assure sufficient availability of our branded products to meet expected increases in consumer demand and to position ourselves to make further gains in market share. Although we expect continued growth and strong demand for our products, revenues in the current quarter may not increase at the same rate as in recent quarters."

Subsequent to quarter-end, U.S. Robotics announced an agreement to acquire Tel Aviv-based Scorpio Communications, Ltd. The transaction, which is expected to close in the current quarter, will entail the issuance of U.S. Robotics common shares valued at approximately $80 million. The transaction will be accounted for as a purchase, and is expected to result in a significant one-time charge primarily related to purchased research and
development  costs.   The  likely amount of this charge has not yet been
determined. Excluding the impact of the one-time charge, U.S. Robotics does not expect the transaction to have a significant impact on results for the fourth quarter.

The foregoing statements regarding expected sales growth in the current quarter and the potential impact of the pending acquisition of Scorpio Communications, Ltd. on the Company's results of operations are forward-looking statements and actual results may differ materially. Such statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: changes in business conditions and growth trends affecting the company's products and markets, the personal computer and telecommunications industries and the
economy  generally;  the   timing   of development, announcement and
introduction of new products and product features by the company and its competitors, and the market demand for and acceptance of such new products and product features; continuing availability of key
components  and  technologies  at  competitive  prices;   a  variety  of
other competitive factors such as price reductions by the company and its competitors and resulting effects on market shares; changes in consumer and business purchasing patterns; the company's merger and acquisition activities, including its success in integrating businesses it has acquired and the amounts of any nonrecurring charges related to such activities; and other factors listed from time to time in documents filed by the company with the Securities and Exchange Commission.

U.S.  Robotics is one of the world's leading suppliers of products  and systems that  provide access to information.  The company designs,
manufactures, markets and   supports   remote  access  servers,  enterprise
communications   systems, desktop/mobile  client products and modems and
telephony products that connect computers and other equipment over analog, digital and switched cellular networks, enabling users to gain
access to, manage and share data, fax and voice information.   Its customers
include Internet service providers, regional Bell operating companies, inter-exchange carriers and a wide range of other large and small businesses, institutions and individuals.

Editor's  note:   The area code for the U.S. Robotics calling area  has
changed from 708 to 847. Please amend your records.

U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
(In thousands)

                                              June 30,      October 1,
                                                1996          1995
                                              _______       _________
Cash, cash equivalents and marketable
 securities                                $   114,157    $   232,803
Accounts receivable, net                       325,513        168,365
Inventories                                    231,332        103,032
Deferred income taxes                           50,413         22,373
Prepaid expenses and other current assets       12,581          7,739
                                               _______        _______
  Total current assets                         733,996        534,312

Property, plant & equipment - net              238,752        117,156
Other assets                                    18,211          8,155
                                               _______        _______
Total assets                               $   990,959    $   659,623
                                               =======        =======

Current maturities of long-term
 obligations                               $    12,147    $       249
Accounts payable                               108,973         78,386
Accrued liabilities                            142,914         78,171
Income taxes payable                            22,599          9,525
                                               _______        _______
  Total current liabilities                    286,633        166,331

Long-term obligations                           53,337         65,651

Deferred income taxes                            3,977         3,246

Common stock                                       878           422
Additional contributed capital                 345,979        273,939
Retained earnings                              299,020        148,617
                                               _______        _______
                                               645,877        422,978
Cummulative translation adjustment and other     1,135          1,417
                                               _______        _______
   Total stockholders' equity                  647,012        424,395
                                               _______        _______
Total liabilities and stockholders' equity $   990,959    $   659,623
                                               =======        =======


U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Statement of Income
(In thousands, except per share data)

                                Quarter ended         Quarter ended
                                   June 30,              July 2,
                                    1996                  1995
                              ________________    __________________

                                  $     % of           $      % of
                                        Sales                 Sales
                               _______  _____       _______   _____
Net Sales                      546,785  100.0       237,347   100.0

Cost of goods sold             317,824   58.1       139,051    58.6
                               _______  _____       _______   _____
  Gross profit                 228,961   41.9        98,296    41.4

Operating expenses

 Sellling and marketing         73,128   13.4        35,996    15.2
 General and administrative     25,283    4.6        10,396     4.4
 Research and development       28,661    5.2        13,835     5.8
                               _______  _____       _______   _____
                               127,072   23.2        60,227    25.4
                               _______  _____       _______   _____

  Operating profit             101,889   18.7        38,069    16.0

Interest income                  1,444    0.2         2,208     0.9
Interest expense                  (659)   (.1)       (1,481)   (0.6)
Other expense                     (745)   (.1)         (190)      -
                               _______  _____       _______   _____

Income before income taxes     101,929   18.7        38,606    16.3
Income tax expense              38,631    7.1        13,744     5.8
                               _______  _____       _______   _____
  Net income                    63,298   11.6        24,862    10.5
                               =======  =====       =======   =====

Net income per share               .66                 0.30
                               =======              =======

Number of shares used in
 per share calculation          96,613               83,580
                               =======              =======

All share and per share data have been adjusted to reflect the two-for-one stock splits in the form of 100% stock dividends paid on September 8, 1995 and May 10, 1996.



U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Statement of Income
(In thousands, except per share data)

                             Nine months ended     Nine months ended
                                June 30,               July 2,
                                  1996                  1995
                               ______________       ______________

                                  $     % of           $     % of
                                        Sales                Sales
                             _________  _____     _________  _____
Net s                        1,366,102  100.0       595,951  100.0

Cost of goods sold             794,208   58.1       350,794   58.9
                               _______  _____       _______  _____
  Gross profit                 571,894   41.9       245,157   41.1

Operating expenses

 Selling and marketing         178,879   13.1        95,829   16.1
 General and administrative     66,949    4.9        28,770    4.8
 Research and development       80,492    5.9        35,062    5.9
 Non-recurring merger-
  related costs                      -      -        29,449    4.9
                               _______  _____       _______  _____
                               326,320   23.9       189,110   31.7
                               _______  _____       _______  _____
  Operating profit             245,574   18.0        56,047    9.4

Interest income                  7,269    0.5         4,393    0.7
Interest expense                (3,332)  (0.2)       (4,353)  (0.7)
Other expense                     (719)  (0.1)         (408)  (0.1)
                                ______  _____       _______  _____

Income before income taxes     248,792   18.2        55,679    9.3

Income tax expense              92,244    6.7        23,946    4.0
                               _______  _____       _______  _____
  Net income                   156,548   11.5        31,733    5.3
                               =======  =====       =======  =====

Net income per share              1.65                  .39
                               =======              =======

Number of shares used in
 per share calculation          94,997               80,652
                               =======              =======

All share and per share data have been adjusted to reflect the two-for-one stock splits in the form of 100% stock dividends paid on September 8, 1995 and May 10, 1996.